Exhibit 99.1

Tecnoglass, In Alliance with Storm Shield Windows & Doors, Announces Development of Breakthrough New Product to Eliminate 99% of Water Intrusion From Sliding Doors During Severe Weather Conditions

Barranquilla, Colombia, March 22, 2023 (GLOBE NEWSWIRE) — Tecnoglass, Inc. (NYSE : TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today announced that the Company’s subsidiary, ES Windows, together with Storm Shield Windows & Doors (“Storm Shield”) have developed a new product called StormArmour, that is expected to eliminate 99% of water intrusion from sliding doors during severe weather conditions such as hurricanes, torrential rains, and winds.

The StormArmour product, which fits as an attachment onto a sliding door, has been in development for several years and can be installed within minutes without the need for tools. Additionally, after having been thoroughly tested at different levels of hurricane simulations, StormArmour has proven to reduce the risk of water intrusion in any house or building by approximately 99%. StormArmour products will be priced in the range of $200 to $500 per unit and is expected to become available for purchase by the end of 2023. Tecnoglass will maintain exclusive distribution rights for StormArmour in the United States and several countries throughout Latin America and the Caribbean.

Given its potential and important impact, the product has already been showcased in broadly covered media outlets: StormArmour video.

According to Property Management Magazine, there are 14.6 million houses in coastal areas alone, and likely many million more in other areas that are at risk of flooding in the US. Based on this research, over 11,000 yearly home water damage claims totaling up to $20 billion are placed nationwide in the US. In addition to having exclusive distribution rights in the US, Tecnoglass will also have exclusive rights throughout the Caribbean and Colombia, increasing the target market well beyond the continental United States.

The Company believes this innovation in architectural glass systems will revolutionize the way homes are protected from extreme weather conditions, and reaffirms Tecnoglass’ commitment to R&D, new technologies, and to offering best-in-class solutions for the most complex projects that meet the most demanding international standards.

Additionally, the Company is working with the US. federal government to offer a benefit plan program designed to help individuals save on insurance costs for properties in Florida and other states that face destructive weather events. In conjunction with this program, for each StormArmour unit purchase, Tecnoglass has agreed to donate an additional device to its government partners that will then be supplied to individuals in vulnerable areas who are prone to the risk of storm damage.

“Several years of rigorous research & development efforts resulted in the creation of StormArmour, a patented and one-of-a-kind lightweight, compact device that effectively diverts water and wind away from the track of the sliding glass door during severe weather,” said Samir Sabagh, Director of Design and Product Development for Tecnoglass and ES Windows. “Currently, there are no practical methods to reduce water intrusion through sliding glass doors. Those that exist are difficult to install and/or hard to store. Through this alliance with Storm Shield, we seek to strengthen our architectural systems with more effective products that guarantee greater protection compared to what is currently available on the market. We plan to provide homeowners with doors and windows that easily incorporate StormArmour technology, preventing water from flooding into the sliding glass door weep holes while still allowing the sliding doors to open and close. This is something sandbags fail to accomplish and ensures double protection.”

“We look forward to introducing the StormArmour product into the market by the end of 2023. We are proud to be the first and only company to make such a product available, helping to prevent major water damages while providing greater security for families,” concluded CEO José Manuel Daes.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 4.1 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo
CFO
305-503-9062
investorrelations@tecnoglass.com

Media Contact
Amanda Gonzalez
Amanda.gonzalez@tecnoglass.com